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EXHIBIT 10.37


Purchase Agreement for AGI Real Estate Holding, Inc. dated November 1, 1998 between Stephen Adams and AGI.


                         [TYPED ON STEPHEN ADAMS LETTERHEAD]


November 1, 1998


Mr. Mark J. Boggess
Senior Vice President and CFO
Affinity Group, Inc.
64 Inverness Drive East
Englewood, CO  80112

Re:  AGI Real Estate Holding, Inc. (the "Company")


Dear Mark:

Affinity Group, Inc. ("AGI") is in the process of refinancing its long-term debt with a new $200 million bank facility led by Fleet Bank (the "Refinancing"). In connection with the Refinancing, you have advised me that it is intended that AGI acquire the shares of the Company and that, accordingly, AGI own directly, through a subsidiary of AGI, the real estate that it currently leases from the Company.

I have an option to acquire all of the issued and outstanding shares of stock of the Company as confirmed in a letter agreement dated as of June 30, 1995 (the "Option Agreement). In connection with the Refinancing, the real estate owned by the company has been appraised at $11,750,000. The Company has indebtedness outstanding to Sunlife Assurance Company of Canada (US), a Delaware corporation (the "Mortgage Lender"). With accrued interest, as of November 13, 1998, the anticipated date of the closing of the Refinancing, the amount due to the Mortgage Lender will be $2,413,242. The Company has no other liabilities (other than the lease between the Company and AGI).

You have requested that I assign my rights under the Option Agreement to you. I have indicated my willingness to do so provided that you pay to me the amount equal of the appraised value of the real estate owned by the Company less the sum of (i) the amount due to the Mortgage Lender and (ii) the amount required to be paid to exercise the option granted pursuant to the Option Agreement.

This letter will confirm my assignment of my rights under the Option Agreement to you in consideration of your agreement to pay me the amount of $9,336,758 contemporaneously with

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the closing of the Refinancing.  If the Refinancing does not occur on or before December 15, 1998, the assignment set forth herein shall be null and void.

If the foregoing properly sets forth our understanding in respect of the assignment of my rights under the Option Agreement to you, I would appreciate your so evidencing by executing the counterpart of this letter which is included for that purpose.



                                   Very truly yours,

                                   /s/ Stephen Adams
                                   -----------------------------
                                   Stephen Adams



Accepted and agreed to as of November 1, 1998.


AFFINITY GROUP, INC.


By:   /s/ Mark J. Boggess
      ----------------------------------
      Mr. Mark J. Boggess
      Senior Vice President and CFO


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